APARTMENT HOUSING OF
EAST BREWTON, LTD.

FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

APARTMENT HOUSING OF EAST BREWTON, LTD.

TABLE OF CONTENTS

DECEMBER 31, 2005 AND 2004

GRANBERRY & ASSOCIATES, LLC
Certified Public Accountants

Michelle M. Granberry, CPA	P.O. Box 3196
Auburn, AL 36831-3196
MEMBER	Phone: (334) 741-1050
American Institute of CPAs	Fax: (334) 741-1059
Alabama Society of CPAs	www.granberrycpa.com

INDEPENDENT AUDITORS' REPORT

To the Partners of
Apartment Housing of East Brewton, Ltd.

We have audited the accompanying balance sheets of Apartment Housing of East Brewton, Ltd. (an Alabama limited partnership) as of December 31, 2005 and 2004, and the related statements of operations and comprehensive income, partners' capital, and cash flows for the years then ended. These financial statements are the responsibility of Apartment Housing of East Brewton, Ltd.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Apartment Housing of East Brewton, Ltd. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information on page 12 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Granberry & Associates, LLC
January 19, 2006

APARTMENT HOUSING OF EAST BREWTON, LTD.

BALANCE SHEETS

DECEMBER 31, 2005 AND 2004

	2005	2004
ASSETS

Current Assets
Cash	$2,350	$9,399
Accounts Receivable - Tenant	1,073	1,221
Prepaid Insurance	963	1,322
Other Receivable	–	56,950
Total Current Assets	4,386	68,892

Restricted Deposits and Funded Reserves
Taxes and Insurance	3,271	760
Replacement Reserve	50,237	44,528
Security Deposits	9,654	11,583
Total Restricted Deposits and Funded Reserves	63,162	56,870

Property and Equipment
Land	69,000	69,000
Buildings and Improvements	2,185,247	2,185,247
Furniture, Fixtures and Equipment	99,454	99,454
	2,353,701	2,353,701
Less Accumulated Depreciation	(559,908)	(492,347)
Total Property and Equipment	1,793,793	1,861,354

Other Assets
Deposits	75	75
TOTAL ASSETS	$1,861,416	$1,987,191

The accompanying notes are an integral part of these financial statements.

	2005	2004
LIABILITIES AND EQUITY

Current Liabilities
Accounts Payable	$7,336	$8,181
Deferred Revenue	–	65,350
Security Deposits Payable	9,105	10,070
Tenant Overage Payable	686	159
Payroll Taxes Payable	534	548
Accrued Interest Payable	32,185	27,303
Accrued Partner Fees	1,000	750
Accrued Property Taxes Payable	4,232	4,245
Current Maturities of Mortgage Payable	8,373	7,704
Total Current Liabilities	63,451	124,310

Long-Term Liabilities
Mortgage Payable, net of current maturities	1,110,827	1,119,199
Obligation Under Interest Rate Swap	18,866	23,966
Total Long-Telco Liabilities	1,129,693	1,143,165

Total Liabilities	1,193,144	1,267,475

Partners' Equity
Partners' Capital	687,138	743,682
Unrealized Loss on Cash Flow Hedge	(18,866)	(23,966)
Total Partners' Equity	668,272	719,716

TOTAL LIABILITIES AND EQUITY	$1,861,416	$1,987,191

The accompanying notes are an integral part of these financial statements.

APARTMENT HOUSING OF EAST BREWTON, LTD.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

Revenues
Rental	$133,352	$127,614
Miscellaneous Charges	2,417	6,430
Total Revenues	135,769	134,044

Operating Expenses
Administrative	18,105	21,333
Advertising	103	188
Bad Debt	8,708	4,706
Management Fees	11,237	11,346
Repair and Maintenance	24,528	28,848
Taxes and Insurance	35,835	35,468
Utilities	5,320	5,300
Total Operating Expenses	103,836	107,189

Income (Loss) from Operations	31,933	26,855

Partnership and Financial Income (Expense)
Partnership Management Fees	(250)	(250)
Forgiveness of Management Fees	--	3,085
Interest Income	266	209
Interest Expense	(20,932)	(18,051)
Total Partnership and Financial Income (Expense)	(20,916)	(15,007)
Income (Loss) from Operations before Depreciation	11,017	11,848

Depreciation	(67,561)	(75,032)

Net Loss	(56,544)	(63,184)

Other Comprehensive Income (Loss)
Unrealized Gain (Loss) on cash flow hedge arising during the period	5,100	(2,907)
Total Other Comprehensive Income (Loss)	5,100	(2,907)

Total Comprehensive Loss	$(51,444)	$(66,091)

The accompanying notes are an integral part of these financial statements.

APARTMENT HOUSING OF EAST BREWTON, LTD.

STATEMENTS OF PARTNERS' CAPITAL

YEARS ENDED DECEMBER 31, 2005 AND 2004

	General	Limited
	Partners	Partners	Total

Partners' Capital, December 31, 2003	$971	$805,895	$806,866

Net Loss	(632)	(62,552)	(63,184)

Partners' Capital, December 31, 2004	339	743,343	743,682

Net Loss	(565)	(55,979)	(56,544)
Partners' Capital, December 31, 2005	$(226)	$687,364	$687,138

The accompanying notes are an integral part of these financial statements.

APARTMENT HOUSING OF EAST BREWTON, LTD.

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

Cash flows from operating activities
Net Loss	$(56,544)	$(63,184)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	67,561	75,032
(Increase) Decrease in Accounts Rec. Tenants	148	329
(Increase) Decrease in Prepaid Insurances	359	--
(Increase) Decrease in Other Receivables	56,950	(56,950)
Increase (Decrease) in Accounts Payable	(845)	(8,417)
Increase (Decrease) in Security Deposits Payable	(965)	955
Increase (Decrease) in Tenant Overage Payable	527	159
Increase (Decrease) in Accrued. Partners' Fees	250	250
Increase (Decrease) in Payroll Taxes Payable	(14)	(98)
Increase (Decrease) in Accrued Interest	4,882	4,907
Increase (Decrease) in Accrued Property Taxes	(13)	889
Increase (Decrease) in Deferred Revenue	(65,350)	65,350
Total adjustments	63,490	82,406
Net cash provided (used) by operating activities	6,946	19,222

Cash flow from investing activities:
Purchase of Fixed Assets	--	(6,806)
Net cash provided (used) by investing activities	--	(6,806)

Cash flow from financing activities:
Payment of Loan Principal	(7,703)	(7,040)
Net cash provided (used) by financing activities	(7,703)	(7,040)

Net increase (decrease) in cash and equivalents	(757)	5,376
Cash and equivalents, beginning of year	66,269	60,893
Cash and equivalents, end of year	$65,512	$66,269

Supplemental disclosures of cash flow information:

Cash paid during the year for:
Interest expense	$15,986	$13,027

The accompanying notes are an integral part of these financial statements.

APARTMENT HOUSING OF EAST BREWTON, LTD.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

HISTORY - Apartment Housing of East Brewton, Ltd., an Alabama limited partnership, formed during June 1998. The partnership owns and operates a forty (40) unit apartment complex in East Brewton, Alabama for low and moderate income persons. Such projects are regulated by the Alabama Housing Finance Authority as to rent charges and operating methods. The regulatory agreement limits annual distributions of net operating receipts. Construction was completed and the units were available for rental in February of 1999.

BASIS OF ACCOUNTING - The financial statements are prepared on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recognized when the liability is incurred.

PROPERTY, EQUIPMENT AND RELATED DEPRECIATION - Property and equipment are stated at cost less accumulated depreciation as calculated under the straight-line and declining balance methods. The assets are being depreciated as follows:

Buildings	40 years, straight-line
Furniture, fixtures, and equipment	5-7 years, declining balance

INCOME TAXES - Items of income and loss pass through to the individual partners for both Federal and State income tax purposes; therefore, the financial statements reflect no tax liability or benefit. Modified accelerated cost recovery system (MACRS) is used for income tax reporting purposes.

CASH AND CASH EQUIVALENTS - For purposes of the statement of cash flows, cash includes cash investments with an initial maturity not in excess of ninety (90) days. Cash flows from interest rate swap hedging the company's mortgage payable are classified as interest paid in the statement of cash flows.

ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

ADVERTISING -The partnership expenses the cost of advertising the first time the advertising activity takes place.

See independent auditors' report.

APARTMENT HOUSING OF EAST BREWTON, LTD.

 NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

2.       RESTRICTED DEPOSITS AND FUNDED RESERVES

Under the terms of the HOME Investment Partnership Program agreement the partnership is required to maintain these restricted accounts as follows:

REPLACEMENT RESERVE - The partnership is to transfer monthly the amount of $833 until the account reaches a balance of $70,000. Any disbursements from this account are subject to the approval of Alabama Housing Finance Authority. At December 31, 2005 and 2004, this account is not properly funded.

SECURITY DEPOSITS - A separate account is maintained for tenant security deposits as specified under Alabama law. At December 31, 2005 and 2004, this account is properly funded.

TAXES AND INSURANCE - The partnership is to transfer monthly an amount estimating one-twelfth of the annual cost of real estate taxes and insurance. These expenditures are then to be paid from this account. At December 31, 2005 and 2004, this account is properly funded.

3.       LONG-TERM DEBT

Long-term debt is summarized as follows:
	2005	2004

Mortgage note payable in monthly installments (including principal and interest at a variable rate of 1.75% per annum over LIBOR) to Compass Bank, secured by land, building, cash, receivables and income, maturing May 2019. The interest rate at 12/31/05 is 6.06%	$198,200	$205,903

Mortgage note payable to Alabama's HOME Investment Partnership Program. No payment due until maturity in May 2019. Interest accrues annually at 1/2 of 1% until maturity	921,000	921,000
	1,119,200	1,126,903

Less principal due within one year	(8,373)	(7,704)

Total long-term debt	$1,110,827	$1,119,199

See independent auditors' report.

APARTMENT HOUSING OF EAST BREWTON, LTD.

 NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

3.       LONG-TERM DEBT - continued

Principal payments due on long-term debt for the subsequent five years are as follows:

2006	$8,373
2007	9,018
2008	9,930
2009	10,748
2010	11,682
Thereafter	1,069,449

Total	$1,119,200

4.     INTEREST RATE SWAP

On July 12, 2002, the partnership entered into an interest rate swap agreement with Compass Bank. The purpose of this agreement was to hedge cash flows against variable interest rates on their mortgage loan to Compass. The terms include a notional amount equal to the outstanding mortgage loan whereby the partnership pays a fixed rate of interest, 8.25%, and receives a variable rate of interest equal to 1.75% over LIBOR not less than 5.25% and expires May 1, 2019. The net payments are calculated and paid on a monthly basis. The carrying amount of the swap has been adjusted to its fair value at the end of the year, which because of changes in forecasted levels of LIBOR resulted in reporting a liability for the fair value of the future net payments forecasted under the swap. The liability is classified as non-current since management does not intend to settle it during 2005. Since the critical terms of the swap and the note are the same, the swap is assumed to be completely effective as a hedge, and none of the change in its fair value is included in income. Accordingly, all of the adjustment of the swap's carrying amount is reported as other comprehensive loss. Estimated net payments of $5,851 are expected to be reclassified into earnings within the next twelve months.

5.     RELATED PARTY TRANSACTIONS

MANAGEMENT CONTRACTS - Apartment Services and Management, Inc., an affiliate of the general partners, managed the project during 2005 and 2004 pursuant to a contract approved by Alabama Housing Finance Authority. Management fees were $11,237 and $11,346 in 2005 and 2004, respectively. Unpaid management fees included in accounts payable were $6,677 and $6,428 at December 31, 2005 and 2004, respectively.

CAPITAL IMPROVEMENTS - Southeast Maintenance, Inc., a corporation wholly owned by the general partner's son, provided various capital improvements during 2004 totaling $5,640. Unpaid capital improvements included in accounts payable at December 31, 2004 totaled $547.

See independent auditors' report.

APARTMENT HOUSING OF EAST BREWTON, LTD.

 NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

5.     RELATED PARTY TRANSACTIONS - continued

REPAIRS AND MAINTENANCE - Southeast Maintenance, Inc., a corporation wholly owned by the general partner's son, was paid $68,286 in 2005 and $3,326 in 2004 for repairs related to Hurricane Katrina and Hurricane Ivan. The partnership received insurance monies to cover the cost of these repairs. See Hurricane Damage footnote 9. Also during 2005, Southeast Maintenance, Inc. was paid $18,342 for repairs made to a fire damaged unit and other various repairs. The partnership received insurance monies in the amount of $14,659 to cover the cost of the repairs to the fire damaged unit.

6.     CURRENT VULNERABILITY DUE TO CERTAIN CIRCUMSTANCES

The partnership's operations are concentrated in the low-income real estate market. In addition, the partnership operates in a heavily regulated environment. The operations of the partnership are subject to the administrative directives, rules and regulations of federal and state regulatory agencies, including, but not limited to, the state housing financing agency. Such administrative directives, rules and regulations are subject to change by federal and state agencies. Such changes may occur with little notice or inadequate funding to pay for the related cost, including the additional administrative burden, to comply with a change.

7.     RECONCILIATION OF FINANCIAL TO TAXABLE LOSS

A reconciliation of financial statement net loss to ordinary loss of the partnership, as reported on the partnership's information return, for the year ended December 31 is as follows:

	2005	2004

Financial statement net loss	$(56,544)	$(63,184)
Reconciling items:
Financial statement depreciation	67,561	75,032
Tax return depreciation	(87,660)	(98,564)
Partnership tax return ordinary loss	$(76,643)	$(86,716)

8.     COMMITMENTS AND CONTINGENCIES

On December 31, 2005, the partnership was contingently liable under a $37,412 standby letter of credit at Wachovia Bank expiring September 2006.

See independent auditors' report.

APARTMENT HOUSING OF EAST BREWTON, LTD.

 NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

9.     HURRICANE DAMAGE

During 2005 and 2004, the apartment complex sustained damage as a result of Hurricane Katrina and Ivan. The partnership received insurance proceeds in the amount of $72,736 in 2005 and $10,850 in 2004 to pay for the necessary repairs to the complex. At December 31, 2005, the repairs were completed and all insurance proceeds were disbursed.

See independent auditors' report.

APARTMENT HOUSING OF EAST BREWTON, LTD.

SUPPLEMENTAL INFORMATION

YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
Administrative
Bank Charges	$233	$210
Consultant Fees	176	138
Dues and Subscriptions	96	110
Miscellaneous	125	84
Office Supplies & Postage	1,504	1,182
Professional Fees	3,178	4,509
Salaries - Office	10,246	12,557
Telephone	2,057	2,248
Training Expense	--	295
Travel & Entertainment Expense	490	--
Total Administrative	$18,105	$21,333

Repairs & Maintenance
Equipment Rental	$385	$803
Maintenance Supplies	784	3,172
Interior Paint & Decorating	981	2,557
General Maintenance	4,563	4,020
Grounds Maintenance	5,399	5,602
Exterminating Services	972	1,148
Reserve	4,498	876
Salaries - Maintenance	6,946	10,670
Total Repairs & Maintenance	$24,528	$28,848

Taxes & Insurance
Property, Liability and Workmen's Comp. Insurance	$14,699	$11,478
Medical Insurance	2,340	3,920
Payroll Taxes	1,633	2,100
Real Estate Taxes	16,914	17,870
Other Taxes, Licenses, and Permits	249	100
Total Taxes & Insurance	$35,835	$35,468

Utilities
Electricity	$4,331	$4,628
Water	362	199
Sewer	190	128
Miscellaneous	437	345
Total Utilities	$5,320	$5,300

See independent auditors' report.